UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


     (Check One): [X] Form 10-K [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR

                       For Period Ended: July 27, 1997
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                       For the Transition Period Ended:_________________

Nothing in this form shall be construed to imply that the commission has certified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

ASC East, Inc.
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Full Name of Registrant

American Skiing Company
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Former Name if Applicable

Sunday River Access Road
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Address of Principal Executive Office (Street and Number)

Bethel, Maine 04217
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City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant's parent company, American Skiing Company (the "Parent") (formerly known as ASC Holdings, Inc.) has filed a Registration Statement on Form S-1, Commission File No. 333-33483 (the "Registration Statement") with respect to the proposed initial public offering of the Parent's common stock. The Registrant has been unable to timely file the Form 10-K due to the efforts required by the Registrant's personnel in connection with certain transactions related to the public offering contemplated by the Registration Statement, and such reasons for the delay could not have been eliminated without unreasonable effort or expense.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Christopher Howard                207                      824-8100
     ------------------            -----------             ------------------
     (Name)                        (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                    [X]  Yes               [ ]  No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                    [ ]  Yes               [X]  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                 ASC East, Inc.
                                 --------------
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  October 27, 1997                 By:  /s/ Christopher Howard
       ----------------                      ----------------------
                                             Christopher Howard
                                             Chief Administrative Officer